EXHIBIT A

JOINT FILING AGREEMENT
February 12, 2026
In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth above.

ELEMENTS CORPORATE SERVICES LIMITED

/s/ Wong Man Ching
Name:	Wong Man Ching
Title:	Sole Director

/s/ Wong Man Ching
Wong Man Ching